Exhibit 5.1

[Letterhead of Conyers Dill & Pearman]

March 11, 2010

Max Capital Group Ltd. Max House 2 Front Street Hamilton HM 11 Bermuda	DIRECT LINE: (441) 299 4982 E-MAIL: mary.ward@conyersdillandpearman.com OUR REF: mvw/338149/Corpdocs320789 YOUR REF:

Dear Sirs,

Max Capital Group Ltd. (the “Company”)

Registration Statement on Form S-4

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”), relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of up to 73,572,611 common shares, par value US$1.00 per share of the Company (“Shares”) issuable to the holders of common stock, par value US$1.00 per share, of Harbor Point Limited (“Harbor Point”) in a proposed amalgamation of Alterra Holdings Limited, a wholly owned subsidiary of the Company, and Harbor Point.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and an electronic copy of the Agreement and Plan of Amalgamation among Harbor Point, the Company and Alterra Holdings Limited, dated as of March 3, 2010, as annexed to the joint proxy statement/prospectus forming a part of the Registration Statement (the “Amalgamation Agreement”).

The Registration Statement and the Amalgamation Agreement are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed (a) the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 11 March, 2010, and (b) the unanimous written resolutions, dated as of March 3, 2010, of the board of directors of the Company, certified by the Secretary of the Company on 11 March, 2010 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the

Resolutions remain in full force and effect and have not been rescinded or amended, (e) that the issuance of the Shares will have been approved by the shareholders of the Company as contemplated by the Registration Statement, (f) the capacity, power and authority of each of the parties to the Amalgamation Agreement, other than the Company, to enter into and perform its respective obligations under the Amalgamation Agreement, (g) the due execution and delivery of the Amalgamation Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) that upon issue of any shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (j) that shares of the Company will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and (k) that at the time of entering into the Amalgamation Agreement and after entering into the Amalgamation Agreement and at the time of filing the Registration Statement and after filing the Registration Statement, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Amalgamation Agreement as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued out of the authorised capital of the Company and paid for, all as contemplated in the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Validity of Securities” in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are “experts,” within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ CONYERS DILL & PEARMAN